Exhibit 99.1

FOR IMMEDIATE RELEASE:


   RS GROUP OF COMPANIES, INC. LISTED IN STANDARD & POORS CORPORATION RECORDS



TORONTO, ONTARIO, CANADA - (APRIL 30, 2004) RS GROUP OF COMPANIES, INC. (FORMERLY RENT SHIELD CORP.) (OTCBB: RSGC), a provider of pass-through risk specialty insurance and reinsurance products, announced today that on April 27th, 2004, the Editorial Board of Standard & Poor's ("S&P") approved RS Group of Companies for a complete corporate listing and description in S&P Corporation Records. RS Group of Companies will appear in the Daily News Section of Corporation Records no later than May 11, 2004.

RS Group of Companies' listing in Standard Corporation Records provides universal dissemination of company information and heightens awareness of the Company to the financial community. S&P Corporation Records is a recognized securities manual for the "Blue Sky" Standard Manual Exemption for secondary trading in more than 35 states. RS Group of Companies' listing in S&P Corporation Records should assist the brokerage and investment communities in making a market for RS Group's stock. It is recommended that brokers check with their compliance officers or legal counsel for the applicable "Blue Sky" laws and regulations.

ABOUT RS GROUP OF COMPANIES, INC.

RS Group of Companies, Inc. (http://www.rentshieldcorp.com) has developed and is implementing a strategy to design, structure and sell a broad series of pass-through risk specialty insurance and reinsurance platforms throughout North America. In November 2003, through its wholly owned subsidiaries, the Company introduced its core pass-through risk solution, RentShield(TM) (http://www.rentshieldexpress.com), a residential rental guarantee program being offered to North America's $300 billion residential real estate rental market. It is estimated that there are over 38 million rental units in the United States and Canada. Rental Guarantee was first developed in Finland to provide surety to residential property developers and is being used as an extremely effective marketing tool in the United Kingdom for the buy-to-let market. It protects investments in the rental units by receiving a guaranteed income on a certain timeline.


COMPANY CONTACT:                            INVESTOR CONTACT:

PATTI COOKE                                 ROBERT B. PRAG, PRESIDENT
RS GROUP OF COMPANIES, INC.                 THE DEL MAR CONSULTING GROUP, INC.
416-391-4223 EXT 4084                       (858) 794-9500
INFO@RENTSHIELDCORP.COM                     BPRAG@DELMARCONSULTING.COM